UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

QUOVADX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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REMINDER – YOUR VOTE IS VERY IMPORTANT

June 28, 2007

Dear Stockholder:

We recently sent you very important proxy material for the Special Meeting of Stockholders to be held July 18, 2007, to approve among other things, the merger of Quovadx with Battery Ventures. In order for you to receive the merger consideration of $3.20 per share in cash, we need a majority of all outstanding shares to be voted for the cash merger. According to our latest records, your vote has not yet been received.

Time is short — please vote your proxy by telephone, Internet or mail today!

Your vote is important to us and we need your support. A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Even if you plan to attend the meeting, please vote your shares now so that your vote can be counted without delay.

Your board of directors, by unanimous vote and after careful consideration, recommends that Quovadx shareholders vote “FOR” all proposals including the adoption of the merger agreement and the pre-closing restructuring. Your board of directors strongly believes that the merger allows shareholders to maximize the value of their investment in Quovadx.

Follow the simple instructions on the enclosed proxy voting form to vote your shares by phone, Internet or by mail. Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote on the proposal is the same as a vote against the $3.20 per share cash merger.

If you have any questions relating to this shareholder meeting or voting your shares, you may call our proxy solicitor, The Altman Group, toll-free at (800) 398-1129

Thank you in advance for your support and for acting promptly.

On behalf of your Board of Directors,

JEFFREY M. KRAUSS	HARVEY A. WAGNER
Chairman of the Board of Directors	President and Chief Executive Officer

If you have recently submitted your proxy,

please accept our thanks and disregard this request.

Neither the Securities and Exchange Commission (SEC), nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits of fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the document. Any representation to the contrary is a criminal offense.

7600 E. Orchard Rd, Suite 300-South • Greenwood Village, Colorado • 80111

www.quovadx.com

Following is the text of an email sent to all Quovadx employees Thursday, June 28, 2007.

Dear Quovadx Employee,

We recently filed very important proxy material for a Special Meeting of Stockholders to be held July 18, 2007, to approve among other things, the merger of Quovadx with Battery Ventures. If you own shares of Quovadx common stock, or if you have Quovadx stock options, in order for you to receive the merger consideration of $3.20 per share in cash, we need a majority of all outstanding shares to be voted for the cash merger.

Therefore, if you have received proxy materials and are eligible to vote, we are requesting that you please vote your proxy by telephone, Internet or mail today!

Your vote is important to us and we need your support. A failure to cast any vote on the merger proposal will have the same effect as a vote against the proposal. Therefore, regardless of the number of shares you own, it is important they be represented at the meeting. Even if you plan to attend the meeting, please vote your shares now so that your vote can be counted without delay.

Our board of directors, by unanimous vote and after careful consideration, recommends that Quovadx shareholders vote “FOR” all proposals including the adoption of the merger agreement and the pre-closing restructuring. Management and the board strongly believe that the merger allows shareholders to maximize the value of their investment in Quovadx.

Follow the simple instructions on the enclosed proxy voting form to vote your shares by phone, Internet or by mail. Remember, your broker cannot vote your shares unless you instruct him or her to do so and a failure to vote on the proposal is the same as a vote against the $3.20 per share cash merger.

If you have any questions relating to this shareholder meeting or voting your shares, you may call our proxy solicitor, The Altman Group, toll-free at (800) 398-1129

Thank you in advance for your support and for acting promptly.

Sincerely,

Harvey Wagner